UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 20, 2010

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Colorado	001-15955	84-0826324
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

821 17th Street, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 293-2265

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of Incentive Compensation Guidelines

On January 20, 2010, the Compensation Committee of the Board of Directors of CoBiz Financial Inc. (the “Company”) approved the guidelines that will be used to determine the amount of incentive compensation that may be paid with respect to the 2010 fiscal year to the Company’s named executive officers as well as certain other employees who are viewed as having an opportunity to directly and substantially contribute to the achievement of the Company’s short-term and long-term objectives.  Under these guidelines, incentive compensation is determined based on (1) a target cash incentive which is a percentage of an individual employee’s salary and (2) a target restricted stock incentive which is a percentage of an individual employee’s salary and is subject to a future vesting schedule.  Incentive compensation paid to participants is calculated based on both individual and Company performance. No portion of the Company performance component will be payable unless the Company achieves profitability for the year, as measured by Return on Assets.

The annual range of incentive awards and the weighting of individual versus Company performance in calculating those awards for the Company’s named executive officers, including the Company’s principal executive officer and principal financial officer, are as set forth below:

Name and Title (of Company unless otherwise indicated)	Range of Cash Award (% of Base Salary)(1)	Range of Long-Term Stock Award (% of Base Salary)(2)	% of Overall Award Based on Individual Performance(3)	% of Overall Award Based on Company Performance(4)
Steven Bangert	0-60%	0-100%	50%	50%
Chairman of the Board and Chief Executive Officer

Jonathan C. Lorenz	0-60%	0-100%	50%	50%
Chief Executive Officer of CoBiz Bank

Lyne B. Andrich	0-60%	0-100%	50%	50%
Executive Vice President and Chief Financial Officer

Richard J. Dalton	0-60%	0-100%	40%	60%
Executive Vice President and Chief Operations Officer

Robert B. Ostertag	0-40%	0-60%	20-25%	75-80%

Executive Vice President and Chief Credit Officer of CoBiz Bank

(1)  The Company is a participant in the Capital Purchase Program promulgated by the U.S. Department of Treasury under the Troubled Asset Relief Program authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”).  The Company shall not make any cash awards to the extent such awards would be prohibited by Section 111(b) of EESA, as implemented by any guidance or regulation thereunder.

(2)  Any stock granted will be subject to a three year vesting schedule.  In addition, no stock awards will be made to the extent such awards would be prohibited by Section 111(b) of EESA, as implemented by any guidance or regulation thereunder.

(3)  Individual performance is discretionary based on individual and team accomplishments, recent and expected financial trends, market trends and other qualitative considerations determined by the Compensation Committee.

(4)  Company performance is determined based on how actual results compare to the following performance measures of the Company: (1) Core Earnings per Share Growth; (2) Noninterest Income/Operating Revenue; (3) Return on Average Tangible Equity; and (4) Stock Price Growth. With respect to Mr. Ostertag, Company performance will include a separate analysis of the performance of the Company’s Commercial Banking operating segment. At the end of the fiscal year, each of these financial metrics will be compared against the same metrics of other banking and financial services organizations in the Western region with assets of $1 billion to $10 billion, as reported by SNL Securities.  The percentage of the Company performance portion of the award that is earned will then be based on a sliding scale depending on the quartile achieved by the Company with respect to each of the relevant performance metrics.  There will then be a further sliding scale adjustment to the Company performance portion of the award based on the profitability of the Company, as measured by Return on Assets.  To the extent that the Company’s Return on Assets is 0.25% or below, then there will not be a Company performance portion of the award.

The Compensation Committee has the authority under the incentive compensation guidelines to adjust any goal with respect to any recipient of an incentive compensation award.  These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.  In addition, the Compensation Committee may at any time amend or rescind these incentive compensation guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBIZ FINANCIAL INC.
(Registrant)

Date: January 26, 2010.

	By:	/s/ Lyne Andrich
	Name:	Lyne Andrich
	Title:	Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)